Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Six Months Ended June 30, 2007 and 2006
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended June 30,			Six Months Ended June 30,
	Earnings	Shares	Per Share	Earnings	Shares	Per Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

2007:
Net earnings from continuing operations per common share (basic)	$11,013	30,541	$0.36	$21,242	30,294	$0.70
Effect of dilutive securities options	—	544		—	501

Net earnings from continuing operations per common share (diluted)	$11,013	31,085	$0.35	$21,242	30,795	$0.69

Net earnings per common share (basic)	$11,192	30,541	$0.37	$21,469	30,294	$0.71
Effect of dilutive securities options	—	544		—	501

Net earnings per common share (diluted)	$11,192	31,085	$0.36	$21,469	30,795	$0.70

2006:
Net earnings from continuing operations per common share (basic)	$10,024	29,794	$0.34	$18,686	29,744	$0.63
Effect of dilutive securities options	—	678		—	601

Net earnings from continuing operations per common share (diluted)	$10,024	30,472	$0.33	$18,686	30,345	$0.62

Net earnings per common share (basic)	$10,104	29,794	$0.34	$18,829	29,744	$0.63
Effect of dilutive securities options	—	678		—	601

Net earnings per common share (diluted)	$10,104	30,472	$0.33	$18,829	30,345	$0.62